Exhibit 99.1

Gulf Resources, Inc. David Wong, VP of Finance E-mail: davidw@gulfresourcesinc.cn gfre.2008@yahoo.com	CCG Investor Relations Mr. Crocker Coulson, President Phone: +1-646-213-1915 E-mail: crocker.coulson@ccgir.com

Helen Xu E-mail: xuhy@gulfresourcesinc.cn beishengrong@163.com Website: http://www.gulfresourcesinc.cn/	Ms. Linda Salo, Financial Writer Phone: +1-646-922-0894 E-mail: linda.salo@ccgir.com Website: http://www.ccgirasia.com/

Gulf Resources Acquires Bromine and Crude Salt Manufacturing Assets

New York & Shandong Province, September 9, 2009 - Gulf Resources, Inc. (OTCBB: GFRE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in the People’s Republic of China, today announced that one of its wholly-owned subsidiaries Shouguang City Haoyuan Chemical Company Limited (“SCHC”) has signed an agreement with three individual residents of the People’s Republic of China, Fenqiu Yuan, Han Wang and Qing Yang (the “Sellers”), to acquire manufacturing assets involved in bromine and crude salt production and to lease private land use rights located in Shouguang City Yingli Township Beishan Village (“Leased Property”). Consideration being paid by the Company for the manufacturing assets and the value of the rights to the Leased Property includes RMB78.4 million (approximately $11.5) million in cash and the issuance of 4,229,366 shares of common stock equal to RMB33.6 million (approximately $4.9 million). The price per share is $1.163. After the transaction, the Company will have approximately 126.4 million shares of common stock outstanding.

Upon the closing of the transaction by September 30, 2009, SCHC will acquire the bromine and crude salt assets including buildings, equipment, wells, pipelines, power circuits and inventory owned by the Sellers, and any warranties associated therewith. The assets have been non-operative since January 2009. The filing process for the Company to obtain 50-year 11.02km2 land use rights for the Leased Property is currently underway. SCHC has no relationship with the Sellers or the original operations of the assets being purchased.

Following the successful closing of the acquisition, the Company expects to start production utilizing the newly purchased assets in November 2009. The Company estimates the manufacturing assets will add 4,000 metric tons to its annual bromine production capacity and 150,000 metric tons to its annual crude salt production capacity.

"The acquisition is expected to bring SCHC’s annual production capacity to 38,700 metric tons of bromine and 450,000 metric tons of crude salt. Based on current market prices for bromine and crude salt, we expect the added manufacturing assets to contribute $2.6 million of revenue for the fourth quarter of 2009 and $11.3 million of revenue for fiscal year 2010 , with an expected gross margin of approximately 43%," stated Xiaobin Liu, CEO of Gulf Resources. "This acquisition will further expand our market share and strengthen our competitive position as suppliers of bromine and crude salt, which should enhance our pricing power. We intend to continue assessing additional bromine and crude salt asset acquisition opportunities given our strong cash position as we believe these projects offer a healthy return on investment."

The closing of the transaction is subject to certain closing conditions, including a final assessment of the condition of the assets. Further details on the terms of this transaction can be found in the Company's 8-K which is expected to be filed with the U.S. Securities and Exchange Commission by September 15, 2009.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit www.gulfresourcesinc.cn

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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